 EXHIBIT 99.4

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of this Statement on Schedule 13G (including any and all amendments thereto) with respect to the Class A Common Stock of Steelcase Inc. and further agree to the filing of this agreement as an Exhibit thereto. The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated: February 9, 2022

Fifth Third Bancorp, an Ohio corporation

By:	/s/ Katerina Mills
Name:	Katerina Mills
Title:	Attorney-in-fact

Fifth Third Financial Corporation, an Ohio corporation

By:	/s/ Katerina Mills
Name:	Katerina Mills
Title:	Attorney-in-fact

Fifth Third Bank, National Association

By:	/s/ Katerina Mills
Name:	Katerina Mills
Title:	Attorney-in-fact